UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2007

SYNTA PHARMACEUTICALS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-33277	04-3508648
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Hartwell Avenue

Lexington, MA  02421

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 274-8200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

Collaborative Development, Commercialization and License Agreement

On October 8, 2007, Synta Pharmaceuticals Corp. (“Synta”) entered into a Collaborative Development, Commercialization and License Agreement (the “Collaboration Agreement”) with GlaxoSmithKline (“GSK”), for the joint development and commercialization of STA-4783, a first-in-class, small-molecule, oxidative stress inducer that is entering Phase 3 clinical development for the treatment of metastatic melanoma.  The agreement is subject to antitrust clearance by the U.S. government under the Hart-Scott-Rodino Act.

Under the terms of the Collaboration Agreement, Synta and GSK will jointly develop and commercialize STA-4783 in the U.S., and GSK will have exclusive responsibility to develop STA-4783 outside the U.S.  Synta will take the lead role and fund activities related to seeking FDA approval of STA-4783 for the treatment of metastatic melanoma.  Synta will also fund early clinical development of STA-4783 in two other cancer indications. Synta will be responsible for a modest proportion of all other worldwide costs associated with the development of STA-4783.  Synta will receive 40-50% of the operating income derived from net sales of STA-4783 in the U.S. in any calendar year, with the percentage increasing as the level of annual net sales increases. Synta will also receive double-digit tiered royalties on net sales outside of the U.S.

Synta will receive an upfront cash payment of $80 million.  Synta will also be eligible to receive potential milestone payments from GSK of up to $135 million for events leading to approval of STA-4783 in metastatic melanoma, comprising milestones for operational progress and the achievement of certain clinical success criteria.  In addition, Synta is eligible to receive milestones of up to $450 million from development in additional indications; and up to $300 million in potential commercial milestone payments based on achieving certain net sales thresholds.  On or before occurrence of specific events and with certain economic consequences, Synta has the right to cease to participate in further development of STA-4783 for any indication other than metastatic melanoma and/or in the commercialization of STA-4783 by providing GSK with written notice.  Including the equity purchases described below, the total amount of potential payments to Synta under the Collaboration Agreement is $1.01 billion.

Under the Collaboration Agreement, GSK may, subject to Synta’s agreement, purchase, up to $45 million of Synta’s common stock in two separate tranches upon the future achievement of specified development and regulatory milestones.  In the first tranche, GSK would be obligated at Synta’s sole discretion to purchase $25 million of Synta’s common stock.  In the second tranche, which is subject to agreement by both GSK and Synta, GSK would purchase $20 million of Synta’s common stock.  The per share purchase price under each tranche is at a specified premium.

GSK may terminate the Collaboration Agreement upon not less than three months’ written notice at any time prior to the date of first commercial sale of a STA-4783 product and not less than six months’ written notice at any time on and after such date, in which case GSK may be obligated in certain circumstances to make additional payments to Synta.

A copy of the press release announcing the Collaboration Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 3.02                     Unregistered Sales of Equity Securities.

The information set forth in the fourth paragraph in Item 1.01 above with respect to GSK’s equity purchase rights is incorporated herein by reference.

If any shares are issued to GSK pursuant to the Collaboration Agreement, Synta would expect to issue such shares in reliance on the exemption from registration under the Securities Act of 1933, as amended, set forth in Section 4(2) promulgated thereunder relative to sales by an issuer not involving a public offering.

Item 9.01                     Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press Release dated October 10, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTA PHARMACEUTICALS CORP.

Dated: October 11, 2007	/s/ Safi R. Bahcall
Safi R. Bahcall, Ph.D.
President and Chief Executive Officer